Exhibit 6.4

SERVICING AGREEMENT

This SERVICING AGREEMENT (this “Agreement”) is made and entered into as of January [ ], 2016, by and between FUNDRISE EQUITY REIT, LLC, a Delaware Limited liability company (“Fundrise”) and FUNDRISE SERVICING, LLC, a Delaware limited liability company, as servicer (the “Servicer”). Fundrise and the Servicer may be referred to herein each individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Fundrise desires to retain the Servicer to provide various financial services with respect to the various real estate assets, investments or properties that Fundrise may acquire from time to time (collectively, the “Assets”), including loan collection and related administrative services; and

WHEREAS, the Servicer agrees to perform such services, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

APPOINTMENT

Section 1.1.          Appointment. Fundrise hereby retains the Servicer as an independent contractor to perform the services described in this Agreement and the individual agreement governing each Asset (collectively, the “Asset Agreements”) that may be acquired by Fundrise in the future (collectively, the “Services”). The Servicer will perform the Services on the terms and conditions set forth in this Agreement, and will be subject to the responsibilities, duties and liabilities relating thereto placed on the Servicer hereunder and under the Asset Agreements. For and on behalf of Fundrise, the Servicer will service and administer the Assets in accordance with the provisions of this Agreement, the Asset Agreements and the instructions of Fundrise hereunder.

ARTICLE II

TERM AND TERMINATION

Section 2.1.          Term. Except as described below, this Agreement will continue in existence and effect until the earlier of (a) the termination of all of the Asset Agreements in accordance with each of their terms or (b) mutual consent in writing of Fundrise and the Servicer. In the event of an expiration or early termination of this Agreement or of the Servicer’s obligations hereunder, the Servicer will use commercially reasonable efforts to cooperate with Fundrise in effecting an orderly transition to a replacement servicer.

Section 2.2.          Termination by Fundrise. Fundrise at its option may terminate this Agreement if any of the following occurs:

(a)          failure by the Servicer to duly observe or perform, in any material respect, any covenants, obligations or agreements of the Servicer as set forth in this Agreement or the Asset Agreements which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Servicer by Fundrise;

(b)          a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the Servicer and such decree or order remains in force, undischarged or unstayed for a period of thirty (30) days;

(c)          the Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, a marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer’s property; or

(d)          the Servicer admits in writing its inability to pay its debts as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

ARTICLE III

TERMS AND DEFINITIONS

Section 3.1.          Certain Defined Terms. The following defined terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person or (ii) is an officer or director of such Person. A Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise. The word “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“Assets” has the meaning set forth in the recitals.

“Asset Agreements” has the meaning set forth in Section 1.1.

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“Applicable Law” means, with respect to any Person, any law (statutory or common), treaty, rule, regulation or determination of an arbitrator or of any nation or government, any State or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in any case, by which such Person is bound or to which such Person is subject.

“Fundrise” has the meaning set forth in the preamble.

“Party” shall mean, individually and collectively, each of Fundrise and Servicer.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization of government or any agency or political subdivision thereof.

“Services” has the meaning set forth in the preamble.

“Servicing Standard” shall mean that the Servicer shall service each Asset and perform its duties hereunder in the best interests of and for the sole benefit of Fundrise in accordance with Applicable Law, the terms of this Agreement and each Asset Agreement and, to the extent consistent with the foregoing, the higher of the following standards: (i) in the same manner in which it services and administers commercial real estate assets, investments or property similar to the Assets, as applicable, held in its own portfolio or in the portfolio of any of its Affiliates giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders or equity investors servicing their own assets, and (ii) the same care, skill, prudence and diligence with which Servicer services and administers similar commercial real estate assets, investments or property similar to the Assets, as applicable for other third-parties (except that under no circumstance shall Servicer have any liability arising from any action or inaction by Servicer to the extent such action or inaction was directed by Fundrise exercising its rights hereunder).

“Services” has the meaning set forth in Section 1.1.

ARTICLE IV

PERFORMANCE AND DUTIES OF SERVICER

Section 4.1.          Servicer’s Duties as Servicer. The Servicer will perform the Services.

Section 4.2.         Servicer as Independent Contractor. The Servicer will have the status of an independent contractor. Nothing herein contained shall be considered to create a partnership or joint venture between Fundrise and the Servicer.

Section 4.3.          Standard of Performance. The Servicer will at all times comply with the Servicing Standard.

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Section 4.4.          Servicing Fee. Servicer shall be entitled to a servicing fee from 0 to 0.50% as stated in each particular Asset Agreement, calculated as an annual percentage of the stated value of the asset, and shall be payable at the time any such payments on the Asset are made. Such fee may be waived by Servicer at such times as Servicer determines in its sole discretion.

Section 4.5.          Special Servicing Fee. Servicer shall be entitled to a quarterly special servicing fee equal to an annualized rate of 2.00% of the original value of an Asset that, in the sole discretion of the manager of Fundrise, is deemed to be a non-performing asset.

ARTICLE V

BOOKS AND RECORDS

Section 5.1.          General. During the term of this Agreement, the Servicer will maintain complete and accurate files and records pertaining to the Assets and of all business activities and operations conducted by the Servicer in connection with its performance under this Agreement. The Servicer will at all times maintain an adequate system of audit and internal controls. The Servicer agrees that its records with respect to the Assets will reflect that the Assets are owned by Fundrise and that all documents and records generated by the Servicer, which pertain to the Assets, shall remain the property of Fundrise.

Section 5.2.          Fundrise’s Right to Examine Books and Records. During the term of this Agreement and for a twelve (12) month period following any expiration or early termination of this Agreement, Fundrise and its duly authorized agents, regulators, representatives or employees may, at such reasonable times agreed upon, inspect, audit, and make copies of any of the Servicer’s records, files, reports and related materials pertaining to the Assets and to the Servicer’s performance under this Agreement.

ARTICLE VI

REPRESENTATION AND WARRANTIES

Section 6.1.          Representations and Warranties of the Servicer. The Servicer represents and warrants to Fundrise as follows:

(a)          Organization and Good Standing. The Servicer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with the power and authority to carry on its business as presently conducted and to perform its obligations under this Agreement. The Servicer is duly licensed or qualified to do business as a foreign entity in good standing in the jurisdiction where its principal place of business and chief executive office are located and in each other jurisdiction in which the failure to be so licensed or qualified would be reasonably likely to have a material adverse effect on the Servicer’s ability to perform its obligations under this Agreement.

(b)          Due Authorization. The Servicer has duly authorized, executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligations of the Servicer, enforceable in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

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(c)          No Violation. The execution and delivery of this Agreement, and the consummation of the transactions contemplated thereby, will not violate the operating agreement or articles of organization of the Servicer, will not conflict with or constitute a default under any applicable provision in any material agreement, contract, or other instrument to which the Servicer is a party or by which the Servicer or its properties are bound, and will not violate or conflict with any law, judgment or governmental rule, regulation or order applicable to the Servicer.

(d)          No Consent. The execution, delivery and performance by the Servicer of this Agreement does not require the consent or approval of, the giving of notice to, registration with, or the taking of any other action in respect of, any federal or state governmental authority or agency, including any judicial body or any other person or entity, or any creditor of such Servicer.

(e)          Litigation. No action, suits, proceedings or investigations are pending or, to the knowledge of the Servicer, threatened against the Servicer or any of its Affiliates at law or in equity in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (i) in connection with this Agreement, (ii) which, if determined adversely, could have a material adverse effect on the Servicer, or (iii) which seek to enjoin, either directly or indirectly, the execution, delivery or performance by the Servicer of this Agreement.

(f)          Compliance with Law. Servicer (i) is in compliance with all Applicable Laws, and (ii) is not in violation of any order of any governmental authority or other board or tribunal by which Servicer is bound or to which it is subject, except, in the case of both (i) and (ii), where any such noncompliance or violation would not reasonably be expected to have or result in a material adverse effect on the Servicer or its ability to perform its obligations under this Agreement; and Servicer has not received any notice that Servicer is not in material compliance in any respect with any of the requirements of any of the foregoing; and Servicer has maintained in all material respects all records required to be maintained by any applicable governmental authority.

Section 6.2.          Representations and Warranties of Fundrise. Fundrise represents and warrants to the Servicer as follows:

(a)          Due Organization. Fundrise has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized, with the power and authority to carry on its business as presently conducted and to perform its obligations under this Agreement. Fundrise is duly licensed or qualified to do business as a foreign entity in good standing in the jurisdiction where its principal place of business and chief executive office are located and in each other jurisdiction in which the failure to be so licensed or qualified would be reasonably likely to have a material adverse effect on Fundrise’s ability to perform its obligations under this Agreement.

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(b)          Due Authorization. Fundrise has duly authorized, executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligations of Fundrise, enforceable in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)          No Violation. The execution and delivery of this Agreement, and the consummation of the transactions contemplated thereby, will not violate the operating agreement or articles of organization of Fundrise, will not conflict with or constitute a default under any applicable provision in any material agreement, contract, or other instrument to which Fundrise is a party or by which Fundrise or its properties are bound, and will not violate or conflict with any law, judgment or governmental rule, regulation or order applicable to Fundrise.

(d)          No Consent. The execution, delivery and performance by Fundrise of this Agreement does not require the consent or approval of, the giving of notice to, registration with, or the taking of any other action in respect of, any federal or state governmental authority or agency, including any judicial body or any other person or entity or any creditor of Fundrise.

(e)          Litigation. No action, suits, proceedings or investigations are pending or, to the knowledge of Fundrise, threatened against Fundrise or any of its Affiliates at law or in equity in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (i) in connection with this Agreement, (ii) which, if determined adversely, could have a material adverse effect on Fundrise, or (iii) which seek to enjoin, either directly or indirectly, the execution, delivery or performance by Fundrise of this Agreement.

ARTICLE VII

INDEMNITIES

Section 7.1.          Servicer’s Indemnification. Servicer shall indemnify and hold harmless Fundrise and its trustee, directors, officers, employees and agents from and against any third party claims, losses, reasonable attorneys’ fees, damages, liabilities, costs, expenses, or suits for injury to any person, damage to or loss of property, or any other claim directly arising out of any grossly negligent or willful act or omission of Servicer, its employees, agents, or subcontractors or arising from the breach or performance by it of this Agreement or any other agreement, instrument, or document executed in connection with this Agreement.

Section 7.2.          Fundrise’s Indemnification. Fundrise shall indemnify and hold harmless Servicer and its trustee, directors, officers, employees, stockholders and agents from and against any third party claims, losses, reasonable attorneys’ fees, damages, liabilities, costs, expenses, or suits for injury to any person, damage to or loss of property, or any other claim directly arising out of any grossly negligent or willful act or omission of Fundrise, its employees, agents, or subcontractors or arising from the breach or performance by it of this Agreement or any other agreement, instrument, or document executed in connection with this Agreement.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Such notices and other communications shall be mailed, faxed, transmitted or delivered to each Party at its address listed on the signature pages hereto, or at such other address as shall be designated by such Party in a written notice to the other Party.

Section 8.2.          Amendment. This Agreement may be amended or any provision hereof waived, but only in a written instrument signed by both Parties.

Section 8.3.          Cooperation. To the extent reasonably practicable, the Parties will cooperate with and assist each other in carrying out their respective obligations hereunder and in connection therewith shall execute and deliver such documents and instruments, and shall take such action as may be necessary or appropriate in furtherance thereof.

Section 8.4.          Confidentiality. Unless otherwise consented to by the other Party, each Party hereby agrees that it will not disclose any confidential or proprietary information furnished by a Party in connection with this Agreement, except (a) where such Party reasonably believes such disclosure is required by Applicable Law; (b) to any one or more of such Party’s employees, officers, directors, agents, advisors, attorneys or accountants; or (c) where such Party reasonably believed such disclosure is necessary for the enforcement of such Party’s rights under this Agreement.

Section 8.5.          Further Information. The Servicer will provide such information and supporting documentation, as Fundrise shall reasonably request from time to time with respect to the Assets.

Section 8.6.          GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 8.7.          Partial Invalidity. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under Applicable Law, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision under Applicable Law, shall in any way be affected or impaired thereby.

Section 8.8.          Waiver. No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.9.          Successors and Assigns.

(a)          This Agreement shall bind and inure to the benefit of and be enforceable by Fundrise and the Servicer, and the respective successors and permitted assigns of Fundrise and the Servicer. Either Party may assign this Agreement in whole or in part to any of its Affiliates with prior written notice to the other Party.

(b)          Fundrise may assign this Agreement in connection with any permitted assignment of an Asset in accordance with the terms of such Asset Agreement.

(c)          The Servicer may not assign its rights and obligations hereunder to a Person other than its Affiliate except with the written consent of Fundrise acting in its sole discretion.

Section 8.10.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and together shall constitute one and the same agreement among the Parties. Execution and delivery of this Agreement by facsimile transmission shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an originally manually signed copy hereof.

Section 8.11.         Interpretation. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either Party. In addition, for purposes of interpreting this Agreement, (a) unless the context otherwise requires, the singular includes the plural, and the plural includes the singular; (b) unless otherwise specifically stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or paragraph; and (c) the words “include” and “including” shall not be construed as terms of limitation, and shall therefore mean “including but not limited to” and “including without limitation.”

Section 8.12.         Conflicts. As between the Parties, in the event of any conflict between the terms and provisions of any Asset Agreement and this Agreement, the terms and provisions of this Agreement shall control.

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Section 8.13.         Merger or Consolidation of the Servicer. The Servicer shall keep in full effect its existence, rights and franchises and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or the Assets and to perform its duties under this Agreement. Any Person into which the Servicer may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Servicer shall be a Party, or any Person succeeding to substantially all of the business of the Servicer (whether or not related to loan servicing) shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of the Parties, anything herein to the contrary notwithstanding.

[Remainder of the Page Intentionally Left Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by one of its duly authorized officers, as of the date first above written.

FUNDRISE EQUITY REIT, LLC

By: Fundrise Advisors, LLC, its Manager

By:
Name:	Benjamin S. Miller
Title:	Chief Executive Officer

FUNDRISE SERVICING, LLC

By: Rise Companies Corp., its Manager

By:
Name:	Benjamin S. Miller
Title:	Chief Executive Officer

[Signature Page to Servicing Agreement]